Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AEOLUS PHARMACEUTICALS, INC.

The undersigned, Michael P. McManus, hereby certifies as follows:

1.  He is the duly elected, qualified and acting Chief Accounting Officer of Aeolus Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

2.  The first paragraph of the Fourth Article of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended by replacing the reference to “Three Million (3,000,000) shares of Preferred Stock” with “Ten Million (10,000,000) shares of Preferred Stock.”

3.  The amendment set forth herein has been duly approved and adopted by the Board of Directors of the Corporation.

4.  The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute were voted in favor of the amendment.

5.  Such amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

(Signature Page Follows)

IN WITNESS WHEREOF, Aeolus Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by Michael P. McManus, its Chief Accounting Officer, this 24th day of March, 2006.

/s/ Michael P. McManus
Name: Michael P. McManus
Title: Chief Accounting Officer